Exhibit 99

For Immediate Release

CONSOLIDATED WATER ELECTS DAVID W. SASNETT
TO COMPANY’S BOARD OF DIRECTORS

GEORGE TOWN, Cayman Islands, B.W.I. (December 23, 2004) — Consolidated Water Co. Ltd. (Nasdaq National Market: “CWCO”), which develops and operates seawater conversion plants and water distribution systems in areas where natural supplies of drinking (i.e., potable) water are scarce, today announced that it has elected David W. Sasnett as an independent member of the Company’s Board of Directors.

Mr. Sasnett, who will serve as Chairman of the Audit Committee, is a Certified Public Accountant that has extensive experience with both public and private companies in a variety of industries. He has been President of Secure Enterprises, LLC, a company that manufactures and markets residential products designed to withstand hurricane-force winds, since 2002. From February 2004 until August 2004, Mr. Sasnett also served as Controller at Mastec, Inc., a telecommunications infrastructure company with revenues of approximately $870 million. From 1994 until 2002, Mr. Sasnett was a member of the executive management team at Catalina Lighting, Inc., a $300 million (revenues) manufacturer and distributor of lighting, automotive aftermarket, and industrial consumable products with operations in the United States, China, the United Kingdom, Europe, Canada and Mexico, where he served as Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary. Mr. Sasnett also has more than twelve years’ experience with Deloitte & Touche, one of the “Big Four” professional service firms, where he directed financial audit engagements and provided advisory and consulting services to numerous clients, ranging from large public companies to small entrepreneurial businesses.

“We are pleased to welcome Mr. Sasnett to our Board of Directors,” commented Jeffrey Parker, Chairman of Consolidated Water Co. Ltd. “His extensive management and accounting experience will strengthen the independence and financial expertise of our Audit Committee.”

Consolidated Water Co. Ltd. is engaged in the development and operation of seawater conversion plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company currently operates reverse osmosis seawater conversion facilities in the Cayman Islands, the British Virgin Islands, Barbados, Belize and the Commonwealth of the Bahamas.

The common stock of Consolidated Water Co. Ltd. is traded on the Nasdaq National Market under the symbol “CWCO”. Additional information on the Company is available on its website at http://www.cwco.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “intend,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, changes in its relationship with the Governments of the jurisdictions in which it operates, the ability to successfully secure contracts for water projects in other countries, the ability to develop and operate such projects profitably, the Company’s ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Frederick W. McTaggart, President at (345) 945-4277 or via e-mail at info@cwco.com
http://www.cwco.com
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via e-mail at
info@rjfalkner.com